                                                                   Exhibit 10.24

                                   AGREEMENT



                                    BETWEEN



                                   ORTHOVITA



                                      AND



                               FBFC INTERNATIONAL



                                       ON



                              BIOMEDICAL MATERIALS



                                                                      July 1992

                               LICENCE AGREEMENT



                                    BETWEEN



ORTHOVITA, a US company incorporated in the state of Pennsylvania with offices
---------
at 6100 City Avenue, Suite 1603, Philadelphia, Pennsylvania 19131
                                                               ON THE FIRST PART

AND

FBFC International, a Belgian company established in the Kingdom of Belgium in
------------------
B-1000 Brussels, Wetstraat 24, with a plant in B-2480 Dessel, 12 Europalaan, "FBFC".
                                                              ON THE SECOND PART



                                  WITHNESSETH


WHEREAS ORTHOVITA, a company focusing on the commercial development of novel biomedical materials for reconstructive orthopaedic surgery, in parallel with dental and maxillofacial reconstruction, expressed a strong interest in FBFC's supply of PRODUCTS, in the use on an exclusive and worldwide basis of FBFC's KNOW-HOW for which patents have been applied for or are pending.

WHEREAS FBFC, a leading supplier of nuclear fuel elements to nuclear utilities, also developing various PRODUCTS, mainly dental intended for human implantation, agrees to grant ORTHOVITA an exclusive worldwide licence to use its KNOW-HOW, operate the PROCESS, manufacture PRODUCTS based on such KNOW-HOW and to sell the PRODUCTS.

WHEREAS both FBFC and ORTHOVITA hereby intend to have the transfer of the KNOW-HOW completed stepwise over a period not exceeding 2 years from the EFFECTIVE DATE of this AGREEMENT, starting with the delivery by FBFC of limited quantities of BIOACTIVE GLASS GRANULES at fixed price per doses, ending with the transfer of all the property rights on the KNOW-HOW and the related patents and with intermediate steps leading to specific exchange of KNOW-HOW, performance of technical assistance and supply of PRODUCTS.

WHEREAS ORTHOVITA and FBFC agree to consider a complete transfer of the KNOW-HOW relating to the operation of the PROCESS, the manufacture of the PRODUCTS and the transfer of any patent rights pertaining thereto which may be granted to FBFC and, as an intermediate step, an EXCLUSIVE LICENCE to develop, test, manufacture and sell the PRODUCTS worldwide.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS

ARTICLE 1:  DEFINITIONS.
------------------------

In this AGREEMENT, the words and expressions defined in this Article shall have the following meaning when written in capital letters.

AGREEMENT shall mean the agreement hereto.

BIOACTIVE GLASS GRANULES and TITANIUM FIBRE REINFORCED BIOACTIVE GLASS DENTAL IMPLANT shall mean the biomedical materials described in appendix 1.

DESSEL PLANT shall mean the plant owned and operated by FBFC and located in Belgium at Dessel.

EFFECTIVE DATE shall mean the date at which the AGREEMENT shall enter into force pursuant to Article 11.1.

EXCLUSIVE LICENCE shall mean that the licensor has not granted and does not grant any licences or other rights to exploit the KNOW-HOW, operate the PROCESS, in the licensed territories to other parties than the herein named party, ORTHOVITA, and FBFC does not prohibit ORTHOVITA from granting sublicences

EXPERTS shall mean FBFC INTERNATIONAL employees who have the necessary technical knowledge and are suitable qualified for rendering the technical assistance provided in Article 2.3.

KNOW-HOW shall mean technical knowledge, experience, data and other information obtained or developed by FBFC relating to the PROCESS or improvements thereon which now and at anytime during the term of the AGREEMENT are in the possession of FBFC and which are necessary or useful for the equipment, lay-out and operation of a production line using the PROCESS. Furthermore, such know-how includes all patents described in appendix 2 which are or may be granted to FBFC.

K.U. LEUVEN means the Catholic University of Leuven - Belgium - School of Dentistry, Professor Evert SCHEPERS and collaborators.

ORTHOVITA'S FACILITY shall mean any plant of ORTHOVITA or its subcontractors where the PROCESS shall be put into use and operation.

PARTY or PARTIES shall mean FBFC and/or ORTHOVITA.

PROCESS shall mean any process relating to manufacturing the PRODUCTS as developed by FBFC, including but not limited to raw material testing, processing, forming, quality testing and packaging.

PRODUCTS shall mean BIOACTIVE GLASS GRANULES and TITANIUM FIBRE REINFORCED BIOACTIVE GLASS DENTAL IMPLANT as manufactured in using the PROCESS.

PRODUCT PRICING means FBFC price per quantity as expressed in appendix 3 which is an integral part of the AGREEMENT and invoiced for deliveries to ORTHOVITA.

SALES means the annual sales turn-over, expressed in US dollars as documented by ORTHOVITA's invoices for the supply of the above defined PRODUCTS to its customers, medical practitioners, surgeons, medical clinics or scientific organizations, net of any discounts, returns, allowances, customer accommodations and taxes of any kind that are applied to or calculated based upon the value of the sales transactions between ORTHOVITA and its customers, and are customary in sales transactions of products similar to the PRODUCTS.

ARTICLE 2:  SCOPE.
------------------

ORTHOVITA and FBFC agree to cooperate under the terms and conditions defined in this AGREEMENT for the purpose of the transfer of the KNOW-HOW with all the property rights pertaining thereto and the supply of PRODUCTS to ORTHOVITA into steps. The supply of the BIOACTIVE GLASS GRANULES and the technical training, set forth in Articles 2.4 and 2.2, shall be completed within a maximum period of two years from the EFFECTIVE DATE.

2.1  DISCLOSURE AND TRANSFER.
-----------------------------

     FBFC shall promptly upon the written request of ORTHOVITA supply and transfer to ORTHOVITA technical documentation and KNOW-HOW in the following sequence :

     - At any time within a one year period from the EFFECTIVE DATE, supply of the technical documentation relating to the KNOW-HOW and implementation of the PROCESS by ORTHOVITA.

     - At any time within a two year period from the EFFECTIVE DATE, sequential delivery of results or medical protocols on human and animal implantations performed under contract with the K.U. LEUVEN either at the K.U. LEUVEN or in other medical centers under its scientific supervision.

     - Subject to the performance by ORTHOVITA of its payment obligations as provided for in Articles 4 and 5, assignment of all FBFC's property rights on the patents described in appendix 2.

2.2  TECHNICAL TRAINING OF ORTHOVITA'S PERSONNEL AT FBFC.
---------------------------------------------------------

2.2.1 FBFC shall provide ORTHOVITA personnel with an initial basic training in the use of the KNOW-HOW, the operation of the PROCESS and of the equipment to be used in connection therewith.

       ORTHOVITA's personnel shall be trained at the DESSEL PLANT during sessions of 5 (five) consecutive business days which shall not be attended by more than 2 (two) ORTHOVITA's employees.

       The training shall be completed no later than 2 (two) years after the EFFECTIVE DATE and its entire duration shall not exceed 20 (twenty) business days.

2.2.2 Within 15 (fifteen) business days of a written request by ORTHOVITA, but no later than one year after the EFFECTIVE DATE, the PARTIES shall meet, discuss and mutually agree on the projected timetable and working program of the training sessions to be organized by FBFC at the DESSEL PLANT.

2.2.3 ORTHOVITA's employees attending the training sessions shall have the necessary technical knowledge and shall be suitable qualified in order to benefit from such training.

       Travel and accommodation costs and other living expenses incurred by ORTHOVITA's employees in connection with the training hereunder shall be borne by ORTHOVITA.

2.3  TECHNICAL ASSISTANCE.
--------------------------

2.3.1 FBFC shall provide ORTHOVITA, for a period of 2 (two) years after the EFFECTIVE DATE, with the technical assistance that ORTHOVITA may reasonably request in connection with the use of the KNOW-HOW or the implementation of the PROCESS by ORTHOVITA or its subcontractors.

       Such technical assistance to be performed by EXPERTS sent to said ORTHOVITA's FACILITY shall include but not be limited to advice and assistance on :

       (i) the purchase, installation and operation of the equipment necessary for the proper use of the KNOW-HOW;

       (ii) the lay out of the production line to be operated for the manufacture of PRODUCTS;

      (iii) the start-up operations of the PROCESS.

2.3.2 EXPERTS shall be sent by FBFC to ORTHOVITA's FACILITY upon receipt from ORTHOVITA of a one month prior service order specifying the scope and content of the technical services to be performed and the information and assistance to be provided by the EXPERTS.

       The exact date of performance of such required technical services shall remain subject to the availability of the EXPERTS.

2.3.3 ORTHOVITA shall, upon providing proof thereof, reimburse FBFC for the actual travel and accommodation costs incurred by the EXPERTS in connection with the performance at ORTHOVITA's FACILITY of the technical assistance described above.

2.3.4 When rendering the technical assistance, the EXPERTS shall act in good faith and exercise the skill and care normally exercised by duly qualified persons in the performance of comparable work.

2.3.5 Should FBFC not succeed in rendering above technical assistance until the start-up operations of the PROCESS according to Article 2.3.1, FBFC shall then extend its technical assistance under Article 2.3 free of charge until the manufacture by ORTHOVITA or any of its subcontractors of 0,5 Kg of BIOACTIVE GLASS GRANULES or of one lot isostatic pressing and subsequent finishing of at least 40 TITANIUM FIBRE REINFORCED GLASS DENTAL IMPLANTS at an identical quality level as documented by FBFC during its 1990-1991 manufacturing campaigns.

2.4  DELIVERIES OF GRANULES MANUFACTURED BY FBFC.
-------------------------------------------------

FBFC shall supply the quantities of BIOACTIVE GLASS GRANULES ordered by ORTHOVITA within two months of the receipt of a purchase order of the same subject to the following limitations:

2.4.1 From the EFFECTIVE DATE up to the end of the 2nd succeeding calender month, the quantities of BIOACTIVE GLASS GRANULES to be supplied by FBFC shall not exceed 200 doses per month ( 3/4 gr. each); such quantities to be calculated prorata-temporis for the first calendar month on the basis of the actual number of days elapsed from the EFFECTIVE DATE (excluded) to the last day of the relevant month (included);

2.4.2 For a one year period after the end of the first period referred to in 2.4.1, the quantities of BIOACTIVE GLASS GRANULES to be supplied by FBFC shall not exceed 20.000 doses per year ( 3/4 gr. each).

2.4.3 From the end of the period referred to in 2.4.2. up to 2 years after the EFFECTIVE DATE, the quantities of BIOACTIVE GLASS GRANULES to be supplied by FBFC shall not exceed 2.000 doses per month ( 3/4 gr. each).

The deliveries of BIOACTIVE GLASS GRANULES ordered by ORTHOVITA will be made FOB DESSEL PLANT (ICC Incoterms, 1991 edition) and invoiced at the price per dose set forth in

Appendix 3 hereto. ORTHOVITA is under no obligation to purchase said quantities of BIOACTIVE GLASS GRANULES from FBFC

2.5  TRANSFER OF LABORATORY AND PILOT PLANT EQUIPMENT.
------------------------------------------------------


2.5.1 The equipment listed on Appendix 4 which is owned by FBFC and operated at the DESSEL PLANT shall be transferred to ORTHOVITA.

       Delivery of such equipment shall be made Ex-works DESSEL PLANT (ICC/Incoterms, 1991 ed.).

2.5.2 Within one year of the EFFECTIVE DATE, the PARTIES will meet, discuss and mutually agree on the projected timetable to transfer said laboratory and production equipment.

2.5.3 FBFC will be responsible for making all of the equipment available in a condition free and clear to move. Until the equipment is transferred, FBFC shall maintain the equipment in good working condition and will warrant at the time of the transfer that the equipment is in such good working condition. ORTHOVITA will cover all subsequent charges such as crating, packing and transportation off FBFC's premises.

ARTICLE 3:  EXCLUSIVE LICENCE.
------------------------------

3.1 FBFC hereby grants ORTHOVITA and ORTHOVITA accepts a world-wide EXCLUSIVE LICENCE to use the KNOW-HOW, implement the PROCESS in ORTHOVITA's FACILITY and manufacture and sell, either directly or indirectly, the PRODUCTS.

3.2 ORTHOVITA, subject only to the payment obligations provided in Article 4, shall be freely entitled to grant sublicences or to assign the above licence to any third parties provided that ORTHOVITA secures that the third party concerned shall be bound by the confidentiality obligations set out in Article 8 to the same extent as ORTHOVITA.

     However, in case of assignment of the licence and unless FBFC has expressly agreed otherwise in writing, ORTHOVITA shall remain jointly and severally liable with the assignee for the full performance of the AGREEMENT.

ARTICLE 4:  PAYMENT FOR SERVICES AND EXCLUSIVE LICENCE.
-------------------------------------------------------

4.1   MAXIMUM AGGREGATE AMOUNT/CAPS.
------------------------------------

4.1.1  The maximum aggregate amount to be paid by ORTHOVITA pursuant to this
       Article 4. shall not exceed 3.000.000 (three million US dollars).

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

4.1.2 Such maximum aggregate amount of payment shall be allocated between each of the two PRODUCTS and be capped as follows :

       (i) USD 750.000 for payments relating to ORTHOVITA's sale of BIOACTIVE GLASS GRANULES in the USA and Canada;

       (ii) USD 750.000 for payments relating to ORTHOVITA's sale of BIOACTIVE GLASS GRANULES in all countries listed in Appendix 2 minus the USA and Canada;

      (iii) USD 750.000 for payments relating to ORTHOVITA's sale of TITANIUM FIBRE REINFORCED BIOACTIVE GLASS DENTAL IMPLANT in the USA and Canada;

       (iv) USD 750.000 for payments relating to ORTHOVITA's sale of TITANIUM FIBRE REINFORCED BIOACTIVE GLASS DENTAL IMPLANT listed in Appendix 2 minus the USA and Canada.

4.1.3 All payments made by ORTHOVITA under this Article shall be considered as part of the three million maximum aggregate amount of payment, except reimbursement of actual travel and accommodation costs incurred in connection with FBFC's performance of its technical assistance pursuant to Article 2.3.3.

       With the exception of patent fees, transfer of laboratory and pilot plant equipment fee, technical training fees and technical assistance fees, all payments or credits against the total amount due (including but not limited to payments or credits under Article 4.2) are to be construed as royalty payments arising from SALES, regardless of whether these payments or credits were actually due based on such SALES.

       For purposes of the payment caps set forth in Article 4.1.2, 25 % of the amount of all ORTHOVITA's non specific payments provided for in Articles
       4.2 and 4.6 shall be allocated to each of the 4 aforesaid caps. Except as evidenced in writing by ORTHOVITA for which PRODUCT technical training or technical assistance is performed, payments pursuant to Articles 4.4 and
       4.5 will be allocated to each of the 4 aforesaid caps. If evidenced by ORTHOVITA, payments will be allocated to the caps of the designated PRODUCT.

4.2  FLEMISH GOVERNMENT PAYBACK PROVISION.
------------------------------------------

In consideration of the grant of the EXCLUSIVE LICENCE, the principal amount of the payback provisions contained in the loan agreement between FBFC and the Flemish Government for loan of 32.066.059 BEF, reference # 90.019-442 and the interests accrued thereon up to the EFFECTIVE DATE which shall be assumed by ORTHOVITA pursuant to Article 11.1, shall constitute after their conversion at the offered exchange rate of USD against Belgian francs prevailing on the EFFECTIVE DATE as published in the Wall Street Journal, a credit against the maximum aggregate amount of payment set forth in Article 4.1.1.

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

4.3  PATENT FEES.
-----------------

As additional consideration of the grant of the EXCLUSIVE LICENCE, ORTHOVITA shall pay FBFC the sum of 60.000 US dollars (sixty thousand) as follows :

     (i) 15.000 US dollars (fifteen thousand) within 10 (ten) business days from the time the Bioactive Glass Granule Product Patent is issued by the U.S. Patent Office;

     (ii) 15.000 US dollars (fifteen thousand) within 10 (ten) business. days from the time the Bioactive Glass Granule Product Patent is issued by the European Patent Organization (EPO);

    (iii) 15.000 US dollars (fifteen thousand) within 10 (ten) business days from the time the Titanium Fibre Reinforced Bioactive Glass Dental Implant Product Patent is issued by the US Patent Office;

     (iv) 15.000 US dollars (fifteen thousand) within 10 (ten) business days from the time the Titanium Fibre Reinforced Bioactive Glass Dental Implant Product Patent is issued by the European Patent Organization
          (EPO).

Notwithstanding the foregoing, in the event any of the above patents are granted prior to the EFFECTIVE DATE, ORTHOVITA should have thirty (30) days from the EFFECTIVE DATE to make the required payment.

FBFC shall retain ownership of the patents described in Appendix 1 and 2 until all payments required to be made by ORTHOVITA under this Article 4 are made. This should not, however, limit in any way the rights of ORTHOVITA to utilize the patents in accordance with this AGREEMENT, nor does it convey any rights to FBFC to use the patents unless the AGREEMENT is terminated prior to due expiration according to Articles 11.3 or 11.4.

At such time as ORTHOVITA has satisfied all its payment obligations under
Article 4, this AGREEMENT shall terminate and all of FBFC's rights in the KNOW-HOW (including the patents) and PROCESS shall be transferred to and become the exclusive property of ORTHOVITA, FBFC agrees to execute such documents and take such actions as shall be necessary to effectuate this transfer.

4.4  TECHNICAL TRAINING.
------------------------

As a compensation for the time dedicated by FBFC personnel in training ORTHOVITA's employees as provided for in Article 2.2. and for the operation of the PROCESS in the suitable workshop of the DESSEL PLANT during such training, ORTHOVITA shall pay FBFC the sum of 5.000 USD (Five thousand US dollars) per training session.

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4.5  TECHNICAL ASSISTANCE.
--------------------------

4.5.1 In consideration of the technical assistance provided by FBFC in accordance with Article 2.3, ORTHOVITA shall reimburse FBFC for the EXPERTS fees, calculated at a daily rate of 800 USD per EXPERT (Eight hundred US dollar).

4.5.2 The hereabove rate per day shall be increased by 5 % (five per cent) as from January 1st, 1993.

4.6  TRANSFER OF LABORATORY AND PILOT PLANT EQUIPMENT.
------------------------------------------------------

For the transfer of the laboratory and pilot plant equipment as described in
Article 2.5, ORTHOVITA shall pay FBFC an aggregate value for this equipment set at 40.000 US dollars (forty thousand).

4.7  ROYALTIES ON SALES.
------------------------

4.7.1 As an offset for the costs incurred by FBFC during the 5 year development of the PRODUCTS, ORTHOVITA shall pay FBFC running royalties on the SALES as from the earlier of :

       (i) the date of delivery on a cumulative basis of 1.000 doses of 0.75 gram of BIOACTIVE GLASS GRANULES pursuant to Article 2.4.; and

       (ii) the expiration date of the period referred to in Article 2.4.3.

       ORTHOVITA shall not pay any running royalty on SALES based on deliveries of BIOACTIVE GLASS GRANULES manufactured by FBFC as per Article 2.4 hereabove.

       Notwithstanding the foregoing, all the running royalties which shall have already accrued or will accrue on the SALES of the PRODUCTS manufactured by ORTHOVITA pursuant to Article 4.7.2 shall:

       (i) in respect of the SALES of BIOACTIVE GLASS GRANULES in the USA, Canada, RDA and Japan become due and payable as from the date the patent of such PRODUCT is granted by the respective Patent Office, the patent is valid, has not been infringed (and to FBFC's knowledge, no such action is pending);

      (ii) in respect of the SALES of BIOACTIVE GLASS GRANULES in all countries listed in appendix 2 minus the USA, Canada, RDA and Japan become due and payable as from the date the patent of such PRODUCT is granted by the European Patent Organization, the patent is valid, has not been infringed (and to FBFC's knowledge, no such action is pending);

     (iii) in respect of the TITANIUM FIBRE REINFORCED BIOACTIVE BIOACTIVE GLASS DENTAL IMPLANT in the USA, Canada, RDA and Japan become due and payable as from the date the patent of such PRODUCT is granted by the respective Patent Office, the patent is valid, has not been infringed (and to FBFC's knowledge, no such action is pending);

      (iv) in respect of the SALES of TITANIUM FIBRE REINFORCED BIOACTIVE GLASS DENTAL IMPLANT in all countries listed in appendix 2 minus the USA, Canada, RDA and Japan, become due and payable as from the date the patent of such PRODUCT is granted by the European Patent Organization, the patent is valid, has not been infringed (and to FBFC's knowledge, no such action is pending).

       The amount of the aforesaid running royalties which shall have accrued prior to the date at which it becomes due and payable, shall be paid to FBFC within 60 (sixty) days of such date.

4.7.2 The amount of the aforesaid running royalty payment shall be at a rate of:

      (i) 12 % on SALES in the dental market and 10 % in other market extensions of which ORTHOVITA can document the non-dental nature of the use of the PRODUCTS, during the first five years after the starting date of such running royalty;

      (ii) 12 % on SALES in the dental market and 7 % in the other aforesaid market extensions from the end of the period referred to in (i) up to the termination date of the AGREEMENT.

4.7.3 At any time during the first 5 year period referred to in 4.7.2 (i) hereabove, ORTHOVITA has the option to cancel any subsequent running royalty payment on either of the two PRODUCTS in paying a lump sum of USD
       1.500.000 less the amount of payments or credits already allocated to the sale of the relevant PRODUCT pursuant to Article 4.1.2.

       The exercise by ORTHOVITA of such option shall be prior notified in writing to FBFC and shall become effective on the 1st day of the month following FBFC's receipt of such notification.

4.7.4 For the purpose of calculating the amount of royalties to be paid semi-annually by ORTHOVITA, the latter shall render FBFC within 30 (thirty) days after the end of each semester, a statement setting forth the SALES during the preceding semester.

       ORTHOVITA shall keep true, accurate and complete records of all date necessary for evidence of the SALES and computation of the royalties payable to FBFC.

     FBFC shall, for that purpose have access during regular business hours to such records and documents of ORTHOVITA, as may be necessary to determine the correctness of ORTHOVITA's statement of semi-annual SALES rendered to FBFC.

ARTICLE 5:  PAYMENTS FOR DELIVERIES OF GRANULES.
------------------------------------------------

The price to be paid by ORTHOVITA for FBFC's sales of BIOACTIVE GLASS GRANULES to Article 2.4. shall be calculated in accordance with the PRODUCT PRICING for BIOACTIVE GLASS GRANULES as expressed in Appendix 3. These prices are only valid for deliveries within a 2 years period from the EFFECTIVE DATE. They refer to minimum deliveries of 50 doses at a time, the granules being prepared according to the PROCESS, packed in doses of 3/4 gr. ready for use in gamma-ray sterilized injection tube (without needle).

If pursuant to international or US packaging requirements and/or relevant good manufacturing practices (G.M.P.) of the FDA - Medical Device Amendment Act or any other relevant law, regulation or medical requirement the present PROCESS should be amended, corrected or improved in order to comply with such requirements, the PRODUCT PRICING will be reviewed accordingly. A revision of Appendix 3 will then be written and proposed by FBFC for ORTHOVITA's comment and agreement. If no common agreement can be reached within reasonable time, or should FBFC not be able to meet the new requirements within a 3 months period, ORTHOVITA would be entitled to cancel new supplies under the scope of Article
2.4 without compensation or penalties for and from FBFC.

ARTICLE 6:  TERMS AND CONDITIONS OF PAYMENT.
--------------------------------------------

6.1  TERMS OF PAYMENT.
----------------------

6.1.1 The payments or credits to be made or allocated pursuant to Articles 4 and 5 shall be in US dollars except as otherwise provided in Article 4.

       All payments by ORTHOVITA to FBFC shall be made by bank transfer to the account that FBFC may from time to time designate by written notice to ORTHOVITA, within 60 (sixty) days of receipt by ORTHOVITA of the corresponding invoice drawn up on a monthly basis for the payments under Articles 4.4, 4.5 and 5 or of the statement setting forth the SALES for the payment of royalties under Article 4.7.

6.1.2 ORTHOVITA shall pay interest on the unpaid amount of any payment past due, provided that ORTHOVITA receives notice and a subsequent 5 (five) day period to cure, from the end of the 5 (five) day cure period to the date of its effective payment at an interest rate per day equal to the LIBOR rate for one month prevailing on the date at which payments become due.

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6.2  TAXATION.
--------------

All the amounts due by ORTHOVITA under the present Article 4 are exclusive of Value Added Tax, which may be payable thereon and shall be net of all trade, excise or other taxes and/or levies of any kind imposed by the tax laws to which ORTHOVITA is subject.

Any such taxes and/or levies of any kind imposed on ORTHOVITA or FBFC, except income or any other similar taxes customarily paid by a licensor, in respect of any payments provided for in this Article shall be assumed and paid by ORTHOVITA.

ARTICLE 7:  IMPROVEMENTS.
-------------------------

Throughout the duration of the AGREEMENT, either PARTY shall inform the other of any technical improvement, whether patentable or not, concerning the KNOW-HOW. Either PARTY will do so within ninety days of said improvement.

If the improvement is made by FBFC, ORTHOVITA shall benefit free of charge from an EXCLUSIVE LICENCE valid world-wide with respect to such improvements and which shall include the right to grant sub-licences.

Such EXCLUSIVE LICENCE on improvements shall be governed by the same terms and conditions as the EXCLUSIVE LICENCE on the KNOW-HOW granted by FBFC under this AGREEMENT.

ARTICLE 8:  CONFIDENTIALITY.
----------------------------

Subject to the provisions of Article 3.2, ORTHOVITA and FBFC undertake that during the entire duration of the AGREEMENT they shall not disclose to any third party any information relating to the KNOW-HOW or the PROCESS and shall make reasonable efforts to protect the secrecy of such information. Nothing contained herein shall preclude ORTHOVITA from disclosing such information in good faith to bona-fide potential sublicensees, provided that such potential sublicensees had previously undertaken the same confidentiality obligations as ORTHOVITA under this AGREEMENT. The above undertaking shall not, however, extend to any such information which :

     (i) is in the possession of ORTHOVITA prior to its receipt of the same directly from FBFC; except such information indirectly in possession of ORTHOVITA's Officers through previous commitments or research programs without obligation of confidentiality;

     (ii) is received by ORTHOVITA from other sources than FBFC without breach of a confidential commitment;

    (iii) is independently developed by ORTHOVITA except such improvements as defined in Article 7;

     (iv) is or becomes part of the public knowledge or literature since ORTHOVITA's receipt of same, directly or indirectly, from FBFC;

     (v) is disclosed to ORTHOVITA's legal counsel, bank examiners, auditors or accountants or in connection with any litigation to which ORTHOVITA is a party;

     (vi) is required to be disclosed by statute, rule, regulation or judicial process.

ARTICLE 9:  INTELLECTUAL PROPERTY RIGHTS.
-----------------------------------------

9.1 The LICENCE covered by this AGREEMENT is granted by FBFC without any representations and warranties other than the actual fact that :

     (i) FBFC is the sole and exclusive owner of the KNOW-HOW and is entitled to freely transfer it to ORTHOVITA; and

     (ii) The patent applications described in Appendix 1 and 2 of this AGREEMENT were duly filed and those that have been issued are valid and enforceable and FBFC is not aware of any pending or threatened action undertaken by a third party against FBFC for infringement of intellectual property rights based on the use of the KNOW-HOW or implementation of the PROCESS. FBFC will not pledge any of the patents on the PRODUCTS, if and when granted or any rights thereon;

    (iii) FBFC is proceeding against a European extension of related US patent as invalid in some or all of its claims; FBFC shall keep ORTHOVITA continuously informed of the status of the proceeding;

     (iv) FBFC has entered into no agreements, transmissions or arrangements which would limit or impair the rights granted or its obligations to ORTHOVITA under the AGREEMENT.

9.2 FBFC will forward all correspondence related to official Patent Office actions on the BIOACTIVE GLASS GRANULE and TITANIUM FIBRE REINFORCED BIOACTIVE GLASS DENTAL IMPLANT it receives from its patent agent to ORTHOVITA within five business days after said receipt.

9.3   FBFC and ORTHOVITA shall keep each other informed of :

     (i) any action in infringement brought by a third party against the use of the KNOW-HOW or implementation of the PROCESS; or

     (ii) any infringement committed by a third party regarding the KNOW-HOW or the PROCESS.

     The PARTIES shall assist each other in providing proof thereof.

9.4 FBFC shall manage the defense of the PARTIES in the event that a third party brings an action in infringement.

     In the event where, following an action in the infringement brought by a third party, the implementation of the KNOW-HOW and PROCESS would prove to be unlawful or otherwise impossible, FBFC shall make its best efforts to modify the same in order to permit the pursuit of the manufacture of PRODUCTS by ORTHOVITA.

     While an action in infringement is pending, all payments required to be made by ORTHOVITA under Article 4 but except under Article 4.1 shall be suspended from the date such action is filed. All funds theretofore held by ORTHOVITA, less any costs incurred by ORTHOVITA in connection with such infringement action, shall be delivered to FBFC upon a determination by a court of competent jurisdiction from which no appeal has been or can be taken that there occurred no infringement. If such a court finds that there occurred an infringement or that any of the patents are invalid, all payments under Article 4.7 for the affected territory shall cease.

9.5 ORTHOVITA shall be sole judge of proceedings to be instituted in the event of an infringement by a third party. Should ORTHOVITA decide, in good faith, to institute a proceeding against a third party infringer, it may suspend making payments to FBFC pursuant to Article 4.7 with respect to the SALES of PRODUCTS in the affected territory until the conclusion of such proceeding. It shall bear all expenses and be the sole beneficiary of any recovery obtained in respect of such action. Upon the conclusion of such action or proceeding ORTHOVITA shall promptly pay FBFC all payments which were suspended hereunder.

ARTICLE 10:  FORCE MAJEURE.
---------------------------

10.1 The PARTIES shall not be held responsible for the nonperformance of their contractual obligations where their failure is due to an event or case of Force Majeure or a situation treated as such within the meaning of Article 10.2, duly made known to the other PARTY by means of a registered letter, return receipt requested.

10.2 Within the meaning of the AGREEMENT, cases of Force Majeure shall consist of all unforeseeable and unavoidable events outside the control of the defaulting PARTY. The following situations shall be treated as an event of Force Majeure :

     a) War, whether declared or not, civil war, insurrection, sabotage or any act of domestic or foreign hostility;

     b) Strike, lock-out or any other dispute having the effect of impeding the execution of the obligations provided for in the AGREEMENT;

     c) Court orders, embargos, acts of government and especially all decisions emanating from governmental or local authorities or from public or parapublic bodies.

     The performance of the AGREEMENT (apart from the obligation to make a payment already due) shall be suspended until notice is given by the PARTY affected that the Force Majeure has ceased. However, in the event that the AGREEMENT is suspended for a period exceeding six (6) months, the PARTY whose performance is not prevented by the FORCE MAJEURE shall have the right to cancel the obligations of section 2.2, 2.3 and 2.4 without prior notice and without compensation.

     The PARTIES shall make every effort to alleviate the effects and consequences of the Force Majeure and to recommence the performance of their obligations as rapidly as possible.

ARTICLE 11:  TERM AND DURATION.
-------------------------------

11.1 The AGREEMENT shall enter into force on the day of the formal and irrevocable discharge of FBFC by the Flemish Government and assumption by ORTHOVITA of the payback provision of the loan granted by the Flemish Government to FBFC for the development of the PRODUCTS.

     Such discharge shall be evidenced in writing and be on terms reasonably satisfactory to FBFC and such assumption shall be evidenced in writing and be on terms reasonably satisfactory to ORTHOVITA.

     In the event such discharge and assumption cannot be obtained within 9
     (nine) months from the date of execution of this AGREEMENT, FBFC may upon written notice to ORTHOVITA terminate this AGREEMENT which will become null and void.

11.2 The AGREEMENT shall continue from the EFFECTIVE DATE to the earlier of the satisfaction by ORTHOVITA of all its payment obligations under Article 4 or the expiration of a 10 year period.

     At the expiration of the term of the AGREEMENT all FBFC's rights in the KNOW-HOW (including patents) and PROCESS shall be transferred to ORTHOVITA, and will become the exclusive property of ORTHOVITA. FBFC agrees to execute such documents and take such actions as ORTHOVITA may request to effectuate such transfer.

11.3 The AGREEMENT may be terminated prior to due expiration by either PARTY in the event that the other fails to perform any of its material obligations provided hereunder and if the PARTY concerned has not taken the steps necessary to remedy the situation within 60 (sixty) days after being requested to do so by registered letter, return receipt requested.

     Termination of the AGREEMENT pursuant to this Article 11.3. shall be without prejudice to any claim for damages by the terminating PARTY and any other remedies available at law to such PARTY.

11.4 In addition to the termination right provided for in article 11.3.,

     (i) ORTHOVITA may, within 15 months of the EFFECTIVE DATE, terminate the AGREEMENT as it pertains to the BIOACTIVE GLASS GRANULES, should ORTHOVITA decide not to undertake the manufacture of such PRODUCT.

     (ii) FBFC may at any time after two years from the EFFECTIVE DATE, terminate the AGREEMENT as it pertains to the TITANIUM FIBRE REINFORCED BIOACTIVE GLASS DENTAL IMPLANT, provided that FBFC
                                                     -------------
          evidences ORTHOVITA's lack of interest in the use of the KNOW-HOW relating to such PRODUCT. As a consequence of such termination, FBFC may at its sole option request the payment by ORTHOVITA of the lump sum pertaining to BIOACTIVE GLASS GRANULES provided for in article
          4.7.3. Such payment shall be made by ORTHOVITA within 3 (three) months of the termination date of the part of the AGREEMENT pertaining to the TITANIUM FIBRE REINFORCED BIOACTIVE GLASS DENTAL IMPLANT.

     All payments already made and all the sums owed by ORTHOVITA up to the date of termination of the relevant part of the AGREEMENT shall be kept by or paid to FBFC. Such termination shall not affect the allocation of payments per PRODUCT to be made up to the date of termination of the AGREEMENT pursuant to Article 4.1.3.

11.5 In the event FBFC or ORTHOVITA terminates all or part of this AGREEMENT pursuant to Articles 11.3 or 11.4, ORTHOVITA shall immediately return to FBFC all the documents and any copy thereof relating to the KNOW-HOW or, as the case may be, to the part of such KNOW-HOW pertaining to the terminated part of the AGREEMENT, which were made available by FBFC pursuant to
     Article 2.1 and 3 and ORTHOVITA shall cease to use the KNOW-HOW, PROCESS and manufacture the PRODUCTS or, as the case may be, any part thereof relating to the terminated part of the AGREEMENT.

ARTICLE 12:  LIMITATIONS OF LIABILITY.
--------------------------------------

12.1 To FBFC's best knowledge, the transfer of the KNOW-HOW made by FBFC pursuant to Article 3 will enable ORTHOVITA to properly use the KNOW-HOW, implement the PROCESS in ORTHOVITA's FACILITY and manufacture commercially acceptable PRODUCTS and will not result in any safety health or environmental hazards. However, it is understood that nothing herein shall be construed as :

     (i)  a guaranty against health, safety or environmental hazards;

     (ii) a representation and warranty as to the results to be attained by the utilization of the KNOW-HOW and the PROCESS;

    (iii) a representation and warranty that there is any warranty other than as expressly described herein.

     ORTHOVITA shall indemnify FBFC for all reasonable damages and costs FBFC paid to third parties if they were caused by ORTHOVITA's misuse of the KNOW-HOW or the PROCESS, except if related to any patent infringement action registered during the term of this AGREEMENT.

     FBFC shall indemnify ORTHOVITA for all reasonable damages and costs incurred by ORTHOVITA arising out of or resulting from any action in infringement brought by a third party against ORTHOVITA's use of the KNOW-HOW or implementation of the PROCESS, or any FBFC's material breach of this AGREEMENT.

12.2 ORTHOVITA shall pay the cost of any damage, whatever their nature, to its property, to the property of its employees, to the said employees, to third parties or the property of third parties, which is caused by the EXPERTS assigned to ORTHOVITA's FACILITY while carrying out their obligations pursuant to Article 2.3, unless such damage is solely caused by the willful misconduct or gross negligence of such employees of FBFC.

12.3 FBFC shall pay the cost of any damage, whatever their nature, to its property, to the property of its employees, to the said employees, to third parties or the property of third parties, which is caused by the employees of ORTHOVITA during their training at DESSEL PLANT unless such damage is solely caused by the willful misconduct or gross negligence of such employees of ORTHOVITA.

12.4 FBFC and ORTHOVITA shall take out insurance policies covering the risk referred to in Articles 12.2 and 12.3.



ARTICLE 13:  GOVERNING LAW.
---------------------------

This AGREEMENT shall be construed and interpreted in accordance with the laws of the Kingdom of Belgium.

ARTICLE 14:  SETTLEMENT OF DISPUTES.
------------------------------------

Any dispute arising between the PARTIES in connection with the interpretation or the performance of this AGREEMENT which could not be amicably settled by and between the PARTIES, shall be subject to the exclusive jurisdiction of the Commercial Court of Brussels, in Dutch language section.

ARTICLE 15:  NOTICES.
---------------------

Except as otherwise provided in the AGREEMENT, any notice required or authorized to be given by either PARTY to the other shall be written in the English language and shall be made in writing by registered mail, or by telex or by facsimile communication and confirmed by registered mail, addressed to the PARTY at the respective addresses provided for herein, or such other address(es) as shall have been furnished to the other PARTY by mail. All notices and communications shall be deemed to have been given when received.

The addresses of the PARTIES for the purpose of all communications under this AGREEMENT shall be as follows:

If to FBFC :             FBFC International
                         Europalaan 12
                         B-2480 Dessel
                         Belgium
                         ---------------------
                         Fax. (32) 14 31 58 45

If to ORTHOVITA :        ORTHOVITA
                         6100 City Avenue
                         Suite 1603
                         Philadelphia, PA 19131
                         ----------------------
                         Fax. (215) 473 3191

ARTICLE 16:  MISCELLANEOUS.
---------------------------

16.1 This AGREEMENT constitutes the entire understanding between the PARTIES with respect to the subject matter hereof. The provisions herein shall not be extended or modified except by written agreement by the PARTIES to be bound.

16.2 If any provision of this AGREEMENT should be or become fully or partly invalid or unenforceable for any reason whatsoever, such provision shall be considered divisible and shall be deemed from this AGREEMENT, and the remainder of this AGREEMENT shall remain valid and binding as if such provision were not included herein.

16.3 This AGREEMENT shall be binding on and, except as otherwise herein provided, shall inure to the benefit of the legal successors of the PARTIES.

16.4 It is expressly agreed and understood that the waiver by a PARTY of its rights, or any portion of its rights, under this AGREEMENT in any particular instance or instances, whether intentional or otherwise, shall not be considered as a continuing waiver which would prevent the subsequent enforcement of such rights.

16.5 FBFC shall keep and maintain such books and records regarding the KNOW-HOW, PROCESS and PRODUCTS as ORTHOVITA shall reasonably request from time to time. In addition, FBFC shall make its facilities available for inspection by ORTHOVITA or its agents or representatives at all reasonable times upon five (5) business days prior written notice. Such inspection shall be made during normal business hours.

16.6 During the term of this AGREEMENT, FBFC shall not associate commercially with or aid and assist any person or entity for the purpose of developing, manufacturing or selling a product(s) which competes with the PRODUCTS, nor shall FBFC, its employees or agents, develop, manufacture, sell or promote a product(s) which competes with the PRODUCTS.

IN WITNESS WHEREOF the PARTIES have duly executed this AGREEMENT in four copies the 29th day of July, 1992.

FBFC INTERNATIONAL                  ORTHOVITA


/s/ G. Moneyron                         /s/ P. Ducheyne
-----------------------------       ------------------------
By : G. MONEYRON                    By : P. DUCHEYNE
Title : General Manager             Title : President